KRONOS WORLDWIDE, INC. REPORTS SECOND QUARTER 2025 RESULTS

DALLAS, TEXAS…August 6, 2025…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $9.2 million, or $.08 per share, in the second quarter of 2025 compared to net income of $19.5 million, or $.17 per share, in the second quarter of 2024. For the first six months of 2025, Kronos Worldwide reported net income of $8.9 million, or $.08 per share, compared to net income of $27.6 million, or $.24 per share, in the first six months of 2024. Net income decreased in the second quarter of 2025 as compared to the second quarter of 2024 primarily due to lower production volumes resulting in lower absorption of our fixed production costs. Net income for the first six months of 2025 was lower than net income for the first six months of 2024 primarily due to higher unabsorbed fixed costs as a result of operating our production facilities at reduced rates and higher distribution and warehousing costs resulting from an increase in finished goods inventory. Comparability of our results was also impacted by the effects of changes in currency exchange rates. As previously reported, effective July 16, 2024, we acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, we held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of ours. We accounted for the acquisition as a business combination. The results of operations of LPC have been included in our results of operations beginning as of the acquisition date.

Net sales of $494.4 million in the second quarter of 2025 were $6.1 million, or 1%, lower than in the second quarter of 2024. Net sales of $984.2 million in the first six months of 2025 were $4.9 million, or 1%, higher than in the first six months of 2024. Net sales decreased in the second quarter of 2025 compared to the second quarter of 2024 primarily due to the effects of lower average TiO2 selling prices, changes in product mix and lower sales volumes in our export markets somewhat offset by higher sales volumes in our North American market. Net sales increased in the first six months of 2025 compared to the same period in 2024 due to net effects of higher sales volumes in our North American and European markets somewhat offset by lower sales volumes in our export markets and changes in product mix. During the first six months of 2025, we and the TiO2 industry have been operating in a market impacted by global uncertainty related to U.S. trade policies, geopolitical tensions and general hesitancy by customers to build inventories which have deferred any anticipated market recovery and which have also impacted our sales volumes and pricing momentum. We started 2025 with average TiO2 selling prices 2% higher than at the beginning of 2024 but our average TiO2 selling prices declined 4% during the first six months of 2025. Average TiO2 selling prices were 1% lower in the second quarter of 2025 as compared to the second quarter of 2024 and comparable in the first six months of 2025 as compared to the first six months of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $8 million in the second quarter of 2025 and decreasing net sales by approximately $3 million in the first six months of 2025 as compared to the same prior year periods in 2024. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) in the second quarter of 2025 was $10.9 million as compared to segment profit of $41.1 million in the second quarter of 2024. For the first six months of 2025, the Company’s segment profit was $52.5 million as compared to segment profit of $64.5 million in the first six months of 2024. Segment profit decreased in the second quarter of 2025 compared to the second quarter of 2024 primarily due to lower income from operations due to the effects of unfavorable fixed cost absorption due to reduced operating rates at certain of our manufacturing facilities, higher cost inventory produced in the first quarter and included in cost of sales in the second quarter and currency fluctuations (primarily the euro). Our unabsorbed fixed production costs related to decreased production volumes in the second quarter of 2025 were approximately $20 million. Segment profit decreased in the first six months of 2025 compared to the first six months of 2024 primarily due to lower income from operations due to the net effects of approximately $18 million in additional unabsorbed fixed production costs we recognized as a result of operating our production facilities at reduced rates and a 2% increase in TiO2 sales volumes somewhat offset by lower production costs (primarily raw materials). Segment profit in both the second quarter and first six months of 2024 includes a charge of approximately $2 million related to workforce reductions and approximately $10 million in non-cash charges primarily related to accelerated depreciation in connection with the closure of our sulfate process line in Canada in the second quarter of 2024. We operated our production facilities at overall average capacities of 87% of practical capacity utilization in the first six months of 2025 (93% and 81% in the first and second quarters of 2025, respectively) compared to 93% in the first six months of 2024 (87% and 99% in the first and second quarters of 2024, respectively). Fluctuations in currency exchange rates (primarily the euro) increased our segment profit by approximately $14 million in the second quarter of 2025 and approximately $9 million in the first six months of 2025 as compared to the same prior year periods.

Our net income before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the second quarter of 2025 was $22.2 million compared to EBITDA of $56.2 million in the second quarter of 2024. For the first six months of 2025, our EBITDA was $73.4 million compared to EBITDA of $87.9 million in the first six months of 2024.

Our income from operations in the first six months of 2024 includes an aggregate charge related to a write-off of deferred financing costs of $1.5 million ($1.1 million, or $.01 per share, net of income tax benefit).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions, including Louisiana Pigment Company, L.P., into our operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our business;
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion;
●	Changes in raw material and other operating costs (such as energy and ore costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;

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●	Competitive technology positions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. federal government on imports from Canada and/or Europe, where we have manufacturing facilities);
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to comply with covenants contained in our revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
●	Government laws and regulations and possible changes therein including new environmental, sustainability, health and safety, or other regulations (such as those seeking to limit or classify TiO2 or its use); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2025	2024	2025

	(unaudited)
Net sales	$500.5	$494.4	$979.3	$984.2
Cost of sales	400.3	431.6	807.6	814.5

Gross margin	100.2	62.8	171.7	169.7

Selling, general and administrative expense	57.9	62.1	112.1	123.7
Other operating income (expense):
Currency transactions, net	(3.8)	9.4	2.0	5.0
Other income, net	1.1	.6	1.0	1.1
Corporate expense	(3.7)	(3.3)	(7.2)	(6.3)

Income from operations	35.9	7.4	55.4	45.8

Other income (expense):
Trade interest income	1.5	.2	1.9	.4
Other interest and dividend income	.6	.1	1.5	.3
Marketable equity securities	.1	-	.4	(1.0)
Other components of net periodic pension and OPEB cost	(.3)	(.6)	(.6)	(1.1)
Interest expense	(9.8)	(12.8)	(19.0)	(24.4)

Income (loss) before income taxes	28.0	(5.7)	39.6	20.0

Income tax expense	8.5	3.5	12.0	11.1

Net income (loss)	$19.5	$(9.2)	$27.6	$8.9

Net income (loss) per basic and diluted share	$.17	$(.08)	$.24	$.08

Weighted average shares used in the calculation of net income (loss) per share	115.0	115.0	115.0	115.0

TiO2 data - metric tons in thousands:
Sales volumes	134	132	264	268
Production volumes	137	125	258	268

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME FROM

OPERATIONS TO SEGMENT PROFIT

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2025	2024	2025

	(unaudited)
Income from operations	$35.9	$7.4	$55.4	$45.8

Adjustments:
Trade interest income	1.5	.2	1.9	.4
Corporate expense	3.7	3.3	7.2	6.3

Segment profit	$41.1	$10.9	$64.5	$52.5

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2025	2024	2025

	(unaudited)
Net income (loss)	$19.5	$(9.2)	$27.6	$8.9

Adjustments:
Depreciation expense	18.4	15.1	29.3	29.0
Interest expense	9.8	12.8	19.0	24.4
Income tax expense	8.5	3.5	12.0	11.1

EBITDA	$56.2	$22.2	$87.9	$73.4

IMPACT OF PERCENTAGE CHANGE IN NET SALES

(unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2025 vs. 2024	2025 vs. 2024

Percentage change in net sales:
TiO2 sales volume	(1)%	2%
TiO2 product pricing	(1)	-
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	2	-

Total	(1)%	1%

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